Exhibit 99.1

REALOGY REPORTS RESULTS FOR FIRST QUARTER 2008

First Quarter 2008 Net Revenue of $1.05 Billion

First Quarter 2008 EBITDA of $4 Million and Net Loss of $132 Million

Senior Secured Leverage Ratio of 4.2x, Well Within 5.6x Allowable Ratio

PARSIPPANY, N.J., May 14, 2008 - Realogy Corporation, a global provider of real estate and relocation services, today reported results for the first quarter 2008. Specifically, first quarter 2008 net revenue totaled $1.05 billion; EBITDA was $4 million, modestly above the Company’s earlier guidance; and net loss was $132 million, due mainly to interest expense of $164 million.

“The first quarter of any year is historically our slowest from an earnings perspective almost entirely due to the seasonality of the residential real estate market,” said Richard A. Smith, Realogy’s president and CEO. “We still have most of our annual EBITDA opportunity in front of us and, of course, that’s where our focus lies.”

Smith continued, “Realogy’s first quarter 2008 operating results reflected the continued industry-wide slowdown in U.S. existing home sales but were partially offset by management’s focus on overhead, productivity and growth. In April, we saw some early indications that the improving year-over-year unit change trends being forecasted by the National Association of Realtors and Fannie Mae in the back half of 2008 may be starting to develop. While we expect to see some mixed results in the coming months, we are encouraged by these positive signs of activity in April.”

Consistent with the first-quarter reports issued by the National Association of Realtors (NAR) and Fannie Mae, year-over-year home sale transaction sides declined by 25 percent at the Realogy Franchise Group (RFG) and by 27 percent at NRT, the Company’s owned brokerage unit, during the three months ended March 31, 2008 compared to the three months ended March 31, 2007. As of March 2008, NAR’s reported seasonally adjusted annualized home sales unit number has remained constant at 4.9 to 5.0 million units for the past five months.

For the first quarter of 2008, RFG’s average home sales price decreased 7 percent and NRT’s average home sale price declined 1 percent compared to the same period in 2007. These price declines were driven by a number of factors, including overall market conditions and, as it relates to NRT, a relatively minor shift in the mix of property transactions from the high range to lower- and middle-range homes.

At Cartus, the Company’s relocation services segment, relocation initiations increased 6 percent in the first quarter. This comes as a result of contract expansions and new client signings in late 2007. Cartus’ referral volume declined by 22 percent, which tracks similarly to the volume declines experienced by RFG and NRT.

Realogy Reports Results for First Quarter 2008

Title Resource Group (TRG), the Company’s title and settlement services unit, benefitted from a refinance unit volume increase of 16 percent in the first quarter of 2008 compared to the first quarter of 2007. This was offset by a 25 percent decline in purchase title and closing units, which is in line with the sales volume declines experienced at NRT.

“Despite the current real estate market and general economic downturn, our positive, long-term view remains intact,” said Smith. “Housing and housing growth are fundamental to our national economy. Moreover, we believe that Realogy’s size, scale and strong franchise brands, along with increasing efficiencies and new initiatives put in place across all of our businesses, will enable us to capitalize on the recovery, which is inevitable.”

Strategic and Operational Accomplishments

The Company highlighted the following accomplishments for the first quarter 2008:

•

Net domestic franchise sales for Realogy’s leading brands CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA® and Sotheby’s International Realty® totaled $97 million in gross commission income (GCI) for the first quarter of 2008, a year-over-year increase of 13 percent.

•

Attesting to the resiliency of its exceptional franchisees and brands, RFG’s attrition of GCI due to lost franchisees was limited to $219 million over the 12 months ended March 31, 2008 compared to growth of $1.2 billion of GCI from new franchise sales and an aggregate of $6.8 billion of GCI generated by RFG’s third-party franchisees during that same period.

•

The Better Homes and Gardens® Real Estate brand is on schedule to become operational in July 2008. Since October 2007, Realogy has assembled a top-notch management team and built a strong offering of values around one of the best trademarks in residential real estate. There continues to be strong interest from brokers around the nation, and we are building a pipeline of prospective franchisees who are interested in affiliating their companies with this brand.

•

NRT was named as the No. 1 residential real estate brokerage company in the nation by REAL Trends magazine for the 11th consecutive year, in both the transaction rankings by sales volume and transaction sides.

•

NRT retained more of its strong team of sales associates in the first quarter of 2008 than it did during the same period last year as retention of its top two quartiles of productive sales associates topped 92%, an improvement of approximately 100 basis points.

•

Cartus continued its very impressive new client signings, earning contracts with Accenture LLP, Rolls-Royce International, Louis Dreyfus Corp and other leading firms in the first quarter. In addition to Cartus’ strong new business development pipeline, it also has a significant number of existing clients who are expanding their agreements to include additional services, including clients such as Daimler Financial, Jones Lang LaSalle, and GTECH.

Realogy Reports Results for First Quarter 2008

•

Title Resource Group continued to grow its lender channel business as a provider of settlement services for three of the top 10 national lenders. TRG experienced 50% growth in refinance closing volume during the first quarter of 2008 with lenders using its Mail Away Closing product.

Covenant Compliance

As of March 31, 2008, the Company’s senior secured leverage ratio was 4.2 to 1. This is 140 basis points below the maximum 5.6 to 1 ratio permitted for Realogy to be in compliance under its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.2 billion at March 31, 2008 and dividing it by the Company’s combined Adjusted EBITDA of $768 million for the 12 months ended March 31, 2008. (Please see Table 4 for a reconciliation of combined net loss to Combined Adjusted EBITDA and Table 5 for the definition of non-GAAP financial measures.)

Investor Webcast

Realogy will hold a Webcast to review its first quarter 2008 results at 11:00 a.m. (EDT) on Friday, May 16. The call will be hosted by Richard A. Smith, president and CEO; and Anthony E. Hull, executive vice president, CFO and treasurer. Questions to be answered on the call should be submitted in advance to Investor.Relations@Realogy.com by 5:00 p.m. (EDT) on Thursday, May 15.

The conference call will be made available live via Webcast on the Investor Information section of the Company’s Web site. A replay of the Webcast will be available at www.realogy.com from May 16 through May 31.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens Real Estate®, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 16,000 offices and 307,000 sales associates doing business in 90 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has approximately 13,000 employees worldwide. Realogy is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”)

Realogy Reports Results for First Quarter 2008

to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; continuing adverse developments in the residential real estate markets; a continuing drop in consumer confidence; adverse developments in general business, economic and political conditions, including slower growth of the U.S. economy in fourth quarter 2007 and first quarter 2008 and concern that the economy may fall into a deep or prolonged recession; changes in short-term or long-term interest rates or mortgage-lending practices, or any outbreak or escalation of hostilities on a national, regional or international basis; our ability to comply with the affirmative and negative covenants contained in our debt agreements; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Form 10-Q for the quarter ended March 31, 2008, and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for First Quarter 2008

Table 1

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor	Predecessor
	For The Three Months Ended March 31, 2008	For The Three Months Ended March 31, 2007
Revenues
Gross commission income	$749	$1,021
Service revenue	184	196
Franchise fees	73	97
Other	48	59

Net revenues	1,054	1,373

Expenses
Commission and other agent-related costs	486	673
Operating	428	444
Marketing	55	74
General and administrative	65	69
Former parent legacy costs (benefit), net	6	(20)
Separation costs	—	2
Restructuring costs	9	—
Merger costs	1	9
Depreciation and amortization	56	34
Interest expense	164	35
Interest income	—	(6)

Total expenses	1,270	1,314

Income (loss) before income taxes and minority interest	(216)	59
Provision for income taxes	(84)	27
Minority interest, net of tax	—	—

Net income (loss)	$(132)	$32

Realogy Reports Results for First Quarter 2008

Table 2

Q1 2008 Recap of Key Business/Revenue Drivers and Operating Statistics

	Q1 2008	Q1 2007	Variance
Real Estate Franchise Services (a)
Closed homesale sides	209,313	279,236	-25%
Average homesale price	$214,305	$230,225	-7%
Average homesale broker commission rate	2.50%	2.49%	1	bps
Net effective royalty rate	5.05%	5.03%	2	bps
Royalty per side	$283	$298	-5%

Company Owned Real Estate Brokerage Services
Closed homesale sides	54,047	73,871	-27%
Average homesale price	$526,570	$533,634	-1%
Average homesale broker commission rate	2.47%	2.47%	0	bps
Gross commission income per side	$13,826	$13,768	0%

Relocation Services
Initiations	32,833	30,837	6%
Referrals	13,932	17,800	-22%

Title and Settlement Services
Purchase title and closing units	24,008	32,007	-25%
Refinance title and closing units	11,272	9,681	16%
Average price per closing unit	$1,424	$1,457	-2%

(a)	These amounts include only those relating to third-party franchisees and do not include amounts relating to NRT.

Realogy Reports Results for First Quarter 2008

Table 3

Selected Quarterly Financial Data

(In millions)

	Successor	Predecessor
	For The Three Months Ended March 31, 2008	For The Three Months Ended March 31, 2007
Revenue:
Real Estate Franchise Services	$152	$197
Company Owned Real Estate Brokerage Services	770	1,033
Relocation Services	108	124
Title and Settlement Services	81	88
Corporate and Other (c)	(57)	(69)

EBITDA (a) (b)
Real Estate Franchise Services	$80	$122
Company Owned Real Estate Brokerage Services	(60)	(21)
Relocation Services	—	20
Title and Settlement Services	(2)	3
Corporate and Other (c)	(14)	(2)

(a)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income taxes and minority interest, each of which is presented on our Condensed Consolidated Statements of Operations.
(b)	EBITDA includes Former Parent Legacy Costs (Benefits), Separation Costs (Benefits), Restructuring Costs, and Merger Costs as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended March 31, 2007
Real Estate Franchise Services	$—	$—
Company Owned Real Estate Brokerage Services	9	—
Relocation Services	—	(1)
Title and Settlement Services	—	—
Corporate and Other	7	(8)

(c)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $57 million and $69 million during the three months ended March 31, 2008, and 2007 respectively.

Realogy Reports Results for First Quarter 2008

Table 4

Combined EBITDA and Combined Adjusted EBITDA for the 12 months ended March 31, 2008

A reconciliation of combined net loss to Combined Adjusted EBITDA (as defined in Table 5) for the twelve months ended March 31, 2008 is set forth in the following table:

Combined For the Twelve Months Ended March 31, 2008
Combined net loss (a)	$(1,005)
Minority interest, net of tax	1
Provision for income taxes	(571)

Loss before income taxes and minority interest	(1,575)
Interest expense (income), net	657
Depreciation and amortization	561

Combined EBITDA	(357)
Covenant calculation adjustments:
Merger costs, restructuring costs, separation costs, and former parent legacy costs (benefit), net (b)	230
2007 impairment of intangible assets and goodwill (c)	667
Pro forma cost savings for 2007 restructuring initiatives (d)	36
Pro forma cost savings for 2008 restructuring initiatives (e)	15
Pro forma effect of business optimization initiatives (f)	70
Non-cash charges (g)	42
Non-recurring fair value adjustments for purchase accounting (h)	19
Pro forma effect of NRT acquisitions and RFG Acquisitions and new franchisees (i)	14
Apollo management fees (j)	15
Proceeds from WEX contingent asset (k)	11
Incremental securitization interest costs (l)	5
Better Homes and Gardens start up costs	1

Combined Adjusted EBITDA	$768

Total senior secured net debt (m)	3,233
Senior secured leverage ratio	4.2

(a)	Combined net loss consists of a loss of: (i) $76 million for the period from April 1, 2007 to April 9, 2007; (ii) $149 million for the period from April 10, 2007 to June 30, 2007; (iii) $55 million for the third quarter of 2007; (iv) $593 million for the fourth quarter of 2007; and (v) $132 million for the first quarter of 2008.
(b)	Consists of $96 million of merger costs, $45 million of restructuring costs, $50 million of separation benefits paid to our former CEO upon retirement, $4 million of separation costs and $35 million of former parent legacy costs.
(c)	Represents the non-cash adjustment for the 2007 impairment of goodwill and unamortized intangible assets.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2007. From this restructuring, we expect to reduce our operating costs by approximately $58 million on a twelve month run-rate basis and estimate that $22 million of such savings were realized from the time they were put in place (primarily in the fourth quarter of 2007) through March 31, 2008. The adjustment shown represents the impact the savings would have had on the period from April 1, 2007 through the time they were put in place, had those actions been effected on April 1, 2007.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first quarter of 2008. From this restructuring, we expect to reduce our operating costs by approximately $15 million on a twelve month run-rate basis and estimate that none of such savings were realized in the first quarter of 2008. The adjustment shown represents the impact the savings would have had on the period from April 1, 2007 through the time they were put in place, had those actions been effected on April 1, 2007.

Realogy Reports Results for First Quarter 2008

(f)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including: (i) the elimination of the 401(k) employer match; (ii) the renegotiation of an NRT marketing contract; and (iii) the exit of the government at-risk homesale business.
(g)	Represents the elimination of non-cash expenses including $35 million for the change in the allowance for doubtful accounts and reserve for development advance notes and promissory notes from April 1, 2007 through March 31, 2008, $6 million of stock based compensation expense, $1 million for foreign exchange hedges.
(h)	Reflects the adjustment for the negative impact of $19 million of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and at-risk homes for the twelve months ended March 31, 2008.
(i)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on April 1, 2007. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of combined EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2007.
(j)	Represents the add-back of annual management fees payable to Apollo for the twelve months ended March 31, 2008.
(k)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(l)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2008.
(m)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,192 million plus $43 million of capital lease obligations less $2 million of readily available cash as of March 31, 2008.

Realogy Reports Results for First Quarter 2008

Table 5

Definitions

EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes and minority interest. Combined EBITDA is calculated in the same manner as EBITDA but is based on the combined results for the last twelve months. Combined Adjusted EBITDA is calculated by adjusting Combined EBITDA by the items described above. We believe Combined EBITDA and Combined Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Combined EBITDA and Combined Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Combined EBITDA and Combined Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with U.S. generally accepted accounting principles. Our presentation of Combined EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of Combined EBITDA and Combined Adjusted EBITDA to net loss is included in the table above.

We believe Combined EBITDA and Combined Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. Combined EBITDA and Combined Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Combined Adjusted EBITDA as presented in this table corresponds to the definition of “Adjusted EBITDA” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the notes to test the permissibility of certain types of transactions, including debt incurrence.

Combined EBITDA and Combined Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these EBITDA measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these EBITDA measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these EBITDA measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Combined Adjusted EBITDA includes pro forma cost savings and the pro forma twelve month effect of NRT acquisitions and RFG acquisitions/new franchisees as well as the pro forma twelve month effect of certain cost cutting and business optimization activities. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods;

•	these EBITDA measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.